U.S. SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                   FORM 12b-25
                           NOTIFICATION OF LATE FILING

                                                SEC File Number: 000-28913
                                                CUSIP Number:  ______________

(Check One) Form 10-K [ ]   Form 20-F [ ]   Form 10-Q [X]   Form N-SAR [ ]

For Period Ended:   March 31, 2003
                   ---------------
                       [ ] Transition Report on Form 10-K
                       [ ] Transition Report on Form 20-F
                       [ ] Transition Report on Form 11-K
                       [ ] Transition Report on Form 10-Q
                       [ ] Transition Report on Form N-SAR

For the Transition Period Ended:
                                 ----------------

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          Nothing in this form shall be construed  to imply that the  Commission has verified any information contained herein.
          ---------------------------------------------------------

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION
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Full Name of Registrant:      INNOVATIVE SOFTWARE TECHNOLOGIES, INC.

Former Name if Applicable:    N/A

Address of Principal Executive Office (Street and Number):

                            5072 North 300 West
City, State, Zip Code:      Provo, UT  84604

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PART II - RULES 12b-25 (b) AND (c)
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If the subject report could not be filed without  unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-KSB, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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PART III - NARRATIVE
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State below in reasonable  detail the reasons why Forms 10-K,  20-F, 11-K, 10-Q,
N-SAR or the transition report or portion thereof could not be filed within the prescribed time period.


The Registrant experienced delays in obtaining certain financial data relating to its annual report on Form 10-KSB. Since subsequent reports incorporate cumulative data, the delay of the annual report has had an impact on the company's ability to prepare its report on Form 10-QSB for the period ended March 31, 2003.


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PART IV - OTHER INFORMATION
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(1)   Name and  telephone  number  of  person  to  contract  in  regard  to this notification:

              Linda Haslem, CFO                  801-371-0755, ext 3411
      -------------------------------------      ----------------------
                (Name and Title)                 (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act or 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) been filed? If answer is no, identify report(s). [ ] Yes [X] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earning statements to be included in the subject report or portion thereof? [ ] Yes [X] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                     INNOVATIVE SOFTWARE TECHNOLOGIES, INC.
                 --------------------------------------------
                 (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


                                    By:     /S/ Douglas S. Hackett
 Date:    May 14, 2003              -----------------------------------
       --------------------         Name:       Douglas S. Hackett
                                                Chief Executive Officer



INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


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